UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):March 16, 2009

Payphone Wind Down Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50712	58-2131736
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

P.O. Box 143209, Fayetteville, GA	30214
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 631-3489

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Pursuant to the Annual Meeting of Stockholders held February 15, 2006, the stockholders of the Company approved, among other things, the sale of substantially all of our assets to Empire Payphones, Inc. and the winding down of our operations. The consummation of the Asset Sale Agreement, dated November 1, 2005, as amended by the First Amendment to the Asset Sale Agreement, dated February 9, 2007, by and between the Company and Empire Payphones, Inc. occurred as of December 31, 2006, and as a result, our activities are limited to collecting proceeds from assets not included in the sale, paying off creditors, satisfying requirements under applicable law and distributing any remaining proceeds to stockholders of record. The stock transfer books of the Company have been closed as of the close of business on February 13, 2007, and a Certificate of Dissolution was filed with the Delaware Secretary of State on February 14, 2007.  Pursuant to Delaware General Corporation Law, we will continue to exist for three years after the Certificate of Dissolution is filed or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us to gradually close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets.  During the aforementioned period of dissolution, and consistent with the guidance provided by Exchange Act Release No. 34-9660 (June 30, 1972), we will file current reports on Form 8-K to disclose material financial information and material events relating to our liquidation and dissolution.  The Company is filing herewith, unaudited financial statements for the year ended ended December 31, 2008.

Item 9.01  Financial Statements and Exhibits.

(d)   Exhibits

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PAYPHONE WIND DOWN CORPORATION
March 16, 2009
By:

/s/ Guy A. Longobardo

		Name:	Guy A. Longobardo
		Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

99.1	Payphone Wind Down Corporation Financial Statements